MotorSports Emporium Appoints Chief Operating Officer

     - Company looks internally for experience to run day-to-day operations-

SCOTTSDALE, Ariz.- May 5, 2005 MotorSports Emporium, Inc. (OTCBB:MSEP), announces the appointment of Rhonda Keaveney as the company's Chief Operating Officer (COO). Rhonda was appointed Secretary and Director of the company in October 2004 and will continue to serve as so in addition to her new role.

As COO, Rhonda will be responsible for driving the performance of all three divisions of MotorSports Emporium; ScaleCars, DriversDigs and PitStop Studios. Rhonda will focus on strengthening the day-to-day operations of MotorSports Emporium and its subsidiaries reporting to CEO David Keaveney on product development and marketing.

David Keaveney, President and CEO commented, "Rhonda has been running the day-to-day operations at MotorSports Emporium since she joined our management team back in 2004. Until now Rhonda has been a 'silent' contributor whom will now take the reigns as COO to further build our operations."

Over the years Rhonda has functioned as Compliance Officer, Office Administrator and Registered Representative for NASD firms where she held Series 7, 63 and 24 licenses. Rhonda held the position of Director of Operations and Managing Member for a private investment partnership. Rhonda has a strong background in case management, office administration and the securities and insurance industries. Rhonda attended Arizona State University where she studied Psychology and Business and is currently working towards her Master Certificate in Applied Project Management from Villanova University.

"I'm excited about my new roll in the company", said Rhonda. "My immediate focus is exploiting every opportunity to increase revenue from our existing divisions. We had instant success with the launch of our eBay store and I predict we can squeeze further revenues with only minor changes. We are giving both DriversDigs and MotorSports Emporium a new look which will allow us to better market our web sites. We've already begun the necessary steps to ramp up advertising and exposure for all three divisions with great hopes for early success. I'm taking growth responsibility to a whole new level. Under my guidance growth will become more recognized, obvious and particular. My expectations are a streamlined business model that produces revenue 24/7 with little maintenance," concludes Rhonda.

David concludes, "To date we've been focusing on generating revenue from our existing business operations. This focus has slowed down our innate ability to grow through M&A (mergers and acquisitions) which is why I asked Rhonda to take the position of COO. Since inception we haven't had the luxury of time to evaluate many viable M&A candidates. Now that Rhonda is focused on daily growth, I've taken an aggressive attitude towards acquisitions. A 4 1/2 month courting is coming to an end with only a few more items needing to be ironed out. I anticipate a quick close shortly there after."

In other news MotorSports Emporiums is temporarily experiencing an unforeseen incident. The toll-free phone number for ScaleCars.com is down. Marking Manager for MSEP, Mark Wolkos, explains, "We just changed long distance carriers and upgraded our entire phone system to automate. Suspect is its either technical or our new carrier hasn't yet switched. It was impossible to foresee any incident but we are working to resolve the problem and apologize for any inconveniences. Our direct numbers and fax to both ScaleCars.com and MotorSports Emporium are operating without issue. I encourage you to call either (480) 556-0821 or (480) 596-4002 until our toll-free line is up and running.

About MotorSports Emporium, Inc.

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectibles, automobile restoration, high-performance accessories, motor sports-related collectibles, automotive and racing art, driver's apparel, race venues and product licensing. For more information, visit www.motorsportsemporium.com. For product information, visit www.PitStopStudios.com www.ScaleCars.com or www.DriversDigs.com. This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact: MotorSports Emporium Inc.
         Mark Wolkos, 480-596-4002
         Mark@motorsportsemporium.com

Source:  MotorSports Emporium Inc.